Exhibit 1.02

LAM RESEARCH CORPORATION

CONFLICT MINERALS REPORT

For the reporting period from January 1, 2013 through December 31, 2013

This Conflict Minerals Report (this “Report”) of Lam Research Corporation (including its consolidated subsidiaries, the “Company,” the “Registrant,” “we,” “us” or “our”) has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934 for the reporting period January 1, 2013 through December 31, 2013 (the “Reporting Period”).

Rule 13p-1, through Form SD, requires the disclosure of certain information if a company manufactures or contracts to manufacture products for which certain “Conflict Minerals” (as defined below) are necessary to the functionality or production of such products. Form SD defines “Conflict Minerals” as: (i)(a) columbite-tantalite (or coltan), (b) cassiterite, (c) gold and (d) wolframite, or their derivatives, which are currently limited to tantalum, tin and tungsten; or (ii) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”). The Registrant’s operations, including the operations of its consolidated subsidiaries, may at times manufacture, or contract to manufacture, products for which Conflict Minerals are necessary to the functionality or production of those products (collectively, its “products” and, individually, a “product”). As required by Form SD, the Registrant has conducted a good faith reasonable country of origin inquiry regarding the Conflict Minerals included in its products during the Reporting Period, which are referred to in this Form SD as the “Covered Minerals,” to determine whether any of such Covered Minerals originated in the Covered Countries and/or whether any of such Covered Minerals may be from recycled or scrap sources. Where applicable, the Registrant has conducted additional due diligence regarding the sources of the Covered Minerals. The results of the Registrant’s reasonable country of origin inquiry regarding the Covered Minerals, as well as its additional due diligence regarding the sources of the Covered Minerals, are contained in this Report.

I.	Reasonable Country of Origin Inquiry (“RCOI”)

A.	Leading up to and during the Reporting Period, the Registrant took the following measures, based on the Organization for Economic Cooperation and Development’s (“OECD”) due diligence framework, including resources provided by the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative (together, the “EICC-GeSI”), such as the EICC-GeSI Reporting Template, to determine the source and chain of custody for the Covered Minerals.

1.	The Registrant sent out a letter during 2011 to its direct-spend suppliers setting forth its expectation that such suppliers cooperate with a variety of compliance matters, including the conflict mineral rules proposed by the U.S. Securities and Exchange Commission (the “SEC”).

2.	The Registrant sent out a letter during 2012 to its direct-spend suppliers, notifying such suppliers of the effectiveness of the SEC’s rules regarding Conflict Minerals for calendar year 2013 and thereafter, educating them about the requirements associated therewith and requesting the appropriate contact information for the relevant representatives with whom to correspond on the subject.

3.	The Registrant sent out a letter in late 2012/early 2013 to its direct-spend suppliers which the Registrant believed could provide materials containing Covered Minerals (collectively, the “Covered Suppliers”) requesting them to: (a) determine whether they supplied the Registrant with Covered Minerals; (b) using resources provided by the EICC-GeSI, identify smelters in their supply chain that supply Covered Minerals; and (c) download, complete and return the EICC-GeSI Reporting Template to the Registrant.

4.	The Registrant subsequently: (a) filed and logged received responses; (b) followed up with Covered Suppliers that provided incomplete information, conflicting information or a response requiring clarification; and (c) continued to engage Covered Suppliers that did not respond to the Registrant’s requests for information through various channels of communication.

B.	After taking the measures described in A. above, the Registrant was unable to determine whether the products it manufactures or contracts to be manufactured contain Covered Minerals from the Covered Countries.

II.	Due Diligence and Risk Mitigation

The Registrant’s due diligence process, which significantly overlaps the Registrant’s RCOI process described above, is based on the OECD Guidelines. In addition to the RCOI, the Registrant has done the following since the start of 2013 to determine the mine or location of origin for the Covered Minerals included in its products:

1.	Establish Company Management Systems

a.	Educate Affected Stakeholders on the Regulation

The Registrant set up trainings regarding conflict minerals regulation and the impact thereof on the Company for the following groups of individuals: (i) supply chain business managers; (ii) representatives of the customer account teams; (iii) directors of the environmental health and safety group; (iv) senior management of the supplier engineering team; and (v) senior management of the supply chain group. The Registrant also provided reports and briefings on the requirements and implications to members of senior management.

b.	Establish Appropriate Corporate Organizational Structure

The Registrant evaluated and confirmed that its current organizational structure was adequate to handle any matters associated with the conflict minerals legislation. This includes processes for handling requests for information, escalations to management regarding any issues or problems, surveying of suppliers and documentation of any responses and red flags associated therewith.

The Registrant also created an inter-disciplinary working team to help address any questions associated with the legislation, reasonable country of origin inquiry and/or due diligence process. This team was comprised of members of the legal department, finance, supply chain, engineering, customer account team and environmental health and safety.

c.	Develop and Adopt Conflict Mineral Policy

The Registrant has implemented a Conflict Minerals Policy Statement reflecting that it takes its corporate responsibility seriously and that it is the Registrant’s goal to use only tantalum, tin, tungsten and gold in its products that are sourced responsibly. A copy of the Policy is publicly available at http://www.lamresearch.com/company/corporate-social-responsibility/supply-chain. The content on any web site referred to in this Report is not incorporated by reference into this Report unless expressly noted.

d.	Internal Process Improvements Associated with Covered Minerals

The Registrant is currently evaluating the various process improvements that are available to it at different points in the supply chain life cycle to enhance the transparency of Covered Mineral usage and disclosure.

i.	Revised Purchase Order Terms and Conditions

For example, the Registrant has included a standard provision in the Terms and Conditions of its Purchase Orders providing that the supplier will promptly provide accurate, complete and timely information and documentation to assist the Registrant as it may request to comply with Rule 13p-1 and Form SD, including disclosing whether any of its deliverables contain Covered Minerals and if so to provide such information as the Registrant may request to allow the Registrant to determine whether such Covered Minerals are DRC conflict free (as such term is defined in Form SD).

2.	Identify and Assess Risks in the Supply Chain

The Registrant’s methods for identifying and assessing risks in the supply chain are set forth above in the Reasonable Country of Origin Inquiry.

3.	Design and Implement Strategy to Respond to Risks

a.	Devise Risk Management Plan

The Registrant has prepared a risk management plan to respond to situations involving Covered Minerals sourced from the Covered Countries, which includes understanding the products impacted by any supplied materials containing Covered Minerals, the extent of the Registrant’s reliance on such materials and working with the Registrant’s suppliers to ensure that any Covered Minerals are sourced responsibly wherever possible.

b.	Reporting of Conflict Minerals Surveying Results to Management

The Registrant has apprised members of senior management of the status and results of the inquiry and due diligence process to allow for any appropriate feedback and guidance.

c.	Continued Supplier Engagement

The Registrant continues to work with its Suppliers to educate them about Conflict Minerals and to encourage responsible sourcing and usage of independently certified conflict-free smelters and refiners.

4.	Independent Third-Party Audit of Smelter’s / Refiner’s Due Diligence Practices

Where possible, the Registrant has relied on third party assurances and certifications. For example, the Registrant accepts as reliable any smelter that is a member of the EICC-GeSI Conflict Free Smelter program. To the extent that other audited supplier certifications are provided to the Registrant, the Registrant may consider reliance on a case-by-case basis.

5.	Report Annually on Supply Chain Due Diligence

This Report is publicly available at http://investor.lamresearch.com/sec.cfm and meets the OECD recommendation to report annually on supply chain due diligence.

III.	Product Description

The following products are within the scope of Rule 13p-1 and Form SD.

1.	Etch Products

A series of wafer fabrication products that selectively remove materials from the wafer to create features and patterns of a device and to remove the photoresist mask:

a.	2300® Kiyo® product family

b.	2300® Versys® Metal product family

c.	2300® Flex™ product family

d.	2300 Syndion® product family

e.	G400®, GxT®, G3D®

f.	TCP® 9400DSiE product family

2.	Deposition Products

A series of high-productivity thin film deposition systems that form a device’s sub-microscopic layers of conducting (metal) or insulating (dielectric) materials:

a.	SABRE® product family

b.	ALTUS® product family

c.	VECTOR® product family

d.	SPEED® product family

e.	SOLA® product family

3.	Clean Products

A series of single-wafer wet and plasma-based wafer cleaning products that remove particles and residues from the wafer surface before and after adjacent processes:

a.	DV-Prime®

b.	Da Vinci®

c.	SP Series

d.	2300® Coronus®

4.	Legacy Products

Multiple series of refurbished and newly built previous-generation products from Lam, as the original equipment manufacturer (“OEM”), for applications that do not require the most advanced wafer processing capability.

IV.	Smelter / Refiner and Country of Origin

Based solely on information that was provided by the Covered Suppliers (as described above), some of which was on an entity level without specification as to application with respect to the specific Covered Minerals the Registrant purchased, and without independent verification, the Registrant believes that the facilities that were used to process the Covered Minerals included the EICC-GeSI and/or Conflict Free Smelter Initiative recognized smelters and/or refiners listed below:

Smelter / Refiner Facility Names

Allgemeine Gold- und Silberscheideanstalt A.G. Allied Material (A.L.M.T) Corp Almalyk Mining and Metallurgical Complex (AMMC) AngloGold Ashanti Mineração Ltda Argor-Heraeus SA Asahi Pretec Corp

Atasay Kuyumculuk Sanayi Ve Ticaret A.S.

ATI Metalworking Products

Aurubis AG

Bangko Sentral ng Pilipinas (Central Bank of the Philippines)

Boliden AB

Caridad

Cendres & Métaux SA

Chaozhou Xianglu Tungsten Industry Co Ltd

Chimet SpA China Minmetals Corp. Chongyi Zhangyuan Tungsten Co Ltd Chugai Mining Co., LTD Codelco Cookson CV DS Jaya Abadi CV Duta Putra Bangka CV JusTindo

CV Makmur Jaya

CV Nurjanah

CV Prima Timah Utama

CV United Smelting

CV. Serumpun Sebalai

Dowa

Eco-System Recycling Co., LTD.

EM Vinto

Exotech

F&X

FSE Novosibirsk Refinery

Fujian Jinxin Tungsten Co., LTD

Gannon & Scott

Ganzhou Grand Sea W & Mo Group Co Ltd

Ganzhou Huaxing Tungsten Co. Ltd.

Ganzhou Nonferrous Metals Smelting Co Ltd.

Gejiu Non-Ferrous Metal Processing Co. Ltd.

Gejiu Zi-Li Metallurgy Co., Ltd.

Global Advanced Metals

Global Tungsten & Powders Corp

Gold Bell Group

Guangxi Pinggui PGMA Co. Ltd.

H.C. Starck GmbH

HC Starck GmbH

Heimerle + Meule GmbH

Heraeus Ltd Hong Kong

Heraeus Precious Metals GmbH & Co. KG

Hi-Temp

Hunan Chun-chang Non-ferrous Smelting & Concentrating Co., Ltd.

Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited

Ishifuku Metal Industry Co., Ltd.

Istanbul Gold Refinery

Japan Mint

Jiangxi Copper Company Limited

Jiangxi Nanshan

Jiangxi Rare Earth Metals Tungsten Group Corp

Jiangxi Tungsten Industry Group Co Ltd

Jiujiang Jinxin Nonferous Metals Co., Ltd

Johnson Matthey

JSC Ekaterinburg Non-Ferrous Metal Processing Plant

JSC Uralectromed

JX Nippon Mining & Metals Co., Ltd

Kazzinc Ltd

Kemet Blue Powder

Kojima Chemicals Co.,Ltd

Kyrgyzaltyn JSC

L’ azurde Company For Jewelry

LBMA

Liuzhou China Tin

LS-Nikko Copper Inc

Malaysia Smelting Corp

Materion Advanced Metals

Matsuda Sangyo Co. Ltd

Metallo Chimique

Metalor Technologies (Hong Kong) Ltd

Metalor Technologies SA

Metalor USA Refining Corporation

Met-Mex Peñoles, S.A.

Mineração Taboca S.A.

Minsur

Moscow Special Alloys Processing Plant

Nadir Metal Rafineri San. Ve Tic. A.Ş.

Navoi Mining and Metallurgical Combinat

Ningxia Orient Tantalum Industry Co., Ltd.

Niotan

Ohio Precious Metals

OJSC Kolyma Refinery

OMSA

PAMP SA

Plansee

Prioksky Plant of Non-Ferrous Metals

PT Alam Lestari Kencana

PT Aneka Tambang (Persero) Tbk

PT Artha Cipta Langgeng

PT Babel Inti Perkasa

PT Babel Surya Alam Lestari

PT Bangka Kudai Tin

PT Bangka Putra Karya

PT Bangka Timah Utama Sejahtera

PT Belitung Industri Sejahtera

PT BilliTin Makmur Lestari

PT Bukit Timah

PT Eunindo Usaha Mandiri

PT Fang Di MulTindo

PT HP Metals Indonesia

PT Koba Tin

PT Mitra Stania Prima

PT Putra Karya

PT Refined Banka Tin

PT Sariwiguna Binasentosa

PT Stanindo Inti Perkasa

PT Sumber Jaya Indah

PT Tambang Timah

PT Timah Nusantara

PT Tinindo Inter Nusa

PT Yinchendo Mining Industry

PX Précinox SA

Rand Refinery (Pty) Ltd

RFH

Royal Canadian Mint

Schone Edelmetaal

SEMPSA Joyeria Plateria SA

Shandong Zhaojin Gold & Silver Refinery Co., Ltd

Sichuan Metals & Materials Imp & Exp Co

SOE Shyolkovsky Factory of Secondary Precious Metals

Solar Applied Materials Technology Corp.

Solikamsk Metal Works

Sumitomo Metal Mining Co., Ltd.

Telex

Thaisarco

The Great Wall Gold and Silver Refinery of China

The Refinery of Shandong Gold Mining Co., Ltd

Tokuriki Honten Co., Ltd

Toyo Smelter & Refinery of Sumitomo Metal Mining Co., Ltd

Ulba

Umicore Brasil Ltda

Umicore SA Business Unit Precious Metals Refining

Valcambi SA

Western Australian Mint trading as The Perth Mint

Wolfram Bergbau und Hütten AG

Wolfram Company CJSC

Xiamen Tungsten (H.C.) Co., Ltd.

Xstrata Canada Corporation

Yunnan Chengfeng Non-Ferrous Metals Co., LTD

Yunnan Tin Company Limited

Zijin Mining Group Co. Ltd

As the Registrant’s engagement with the supply chain for its products evolves and matures, this list may change to reflect improvements in the quality of information provided to the Registrant. The remaining facilities are not currently known by the Registrant as being recognized smelters and/or refiners.

Based solely on information that was provided by the Covered Suppliers (as described above), some of which was on an entity level without specification as to application with respect to the specific Covered Minerals the Registrant purchased, and without independent verification, the Registrant believes that the countries of origin of the Covered Minerals for the above listed facilities include:

Australia Austria Belgium Bolivia Brazil Canada Chile China Germany Hong Kong Indonesia	Italy Japan Kazakhstan Republic of Korea Republic of Kyrgyzstan Malaysia Mexico Netherlands Peru Philippines Poland	Russian Federation Saudi Arabia South Africa Spain Sweden Switzerland Taiwan Thailand Turkey United States Uzbekistan

As the Registrant’s engagement with the supply chain for its products evolves and matures, this list may change to reflect improvements in the quality of information provided to the Registrant. The remaining countries of origin are not currently known by the Registrant.